EXHIBIT 5.1
JONES DAY
April 11, 2011

Verint Systems Inc. 330 South Service Road Melville, New York 11747
Re: Registration Statement on Form S-8 Filed by Verint Systems Inc.
Ladies and Gentlemen:
We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the resale by certain selling stockholders of (i) 21,760 restricted shares (the “2004 Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), granted pursuant to the Verint Systems Inc. 2004 Stock Incentive Compensation Plan, as amended, and (ii) 14,055 restricted shares (the “Witness Plan Shares” and, together with the 2004 Plan Shares, the “Shares”) of the Company’s Common Stock granted pursuant to the Witness Systems, Inc. Amended and Restated Stock Incentive Plan, as amended.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day